Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
CONTACT:	Gloria Barone, 215.761.4758
Gloria.barone@cigna.com

DAVID M. CORDANI ELECTED TO CIGNA BOARD OF DIRECTORS

PHILADELPHIA, October 29, 2009 – CIGNA Corporation (NYSE: CI) announced today that David M. Cordani, president and chief operating officer, was elected to CIGNA’s Board of Directors effective October 28, 2009. Earlier this year, Cordani was named as the incoming chief executive officer of CIGNA, to succeed H. Edward Hanway in that role.

“We extend a warm welcome to David as the newest member of CIGNA's Board of Directors,” Hanway said. “David’s personal integrity and passion for CIGNA's mission to improve the health, well being and sense of security for those we serve will benefit our Board and all of CIGNA’s stakeholders.”

With the addition of Mr. Cordani, CIGNA's Board of Directors has increased to 13 members, including Isaiah Harris, Jr., who is the current Vice-Chairman of the Board and who will become the independent Chairman of the Board when Mr. Hanway retires at the end of 2009.

About CIGNA
CIGNA (NYSE:CI), a global health service company, is dedicated to helping people improve their health, well-being and sense of security. CIGNA Corporation's operating subsidiaries provide an integrated suite of medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance, to approximately 46 million people throughout the United States and around the world. To learn more about CIGNA, visit www.cigna.com.  To sign up for email alerts or an RSS feed of company news, log on to http://newsroom.cigna.com/section_display.cfm?section_id=18